Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Proteostasis Therapeutics, Inc., of our report dated March 10, 2020 relating to the financial statements, which appears in Proteostasis Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 13, 2020